Exhibit 99.1
FOR IMMEDIATE RELEASE
CARE INVESTMENT TRUST INC.
ANNOUNCES DEFINITIVE AGREEMENT
WITH TIPTREE FINANCIAL PARTNERS, L.P.
Transaction Includes Cash Tender Offer of $9.00 Per Share
     NEW YORK — March 16, 2010 — Care Investment Trust Inc. (NYSE: CRE) (“Care” or the “Company”), a real estate investment and finance company investing in healthcare-related real estate and commercial mortgage debt, today announced that it has entered into a definitive agreement with Tiptree Financial Partners, L.P. (“Tiptree”) for the sale of control of the Company through a combination of an equity investment by Tiptree in newly issued common stock at $9.00 per share and a cash tender offer (the “Tender Offer”) by Care for up to 100% of its currently issued and outstanding shares of common stock at the same price, as long as at least 10,300,000 shares are validly tendered and not withdrawn prior to the expiration date of the Tender Offer. The Tiptree equity investment and the associated Tender Offer are together referred to as the “Transaction.” In connection with the Transaction, the Company intends to terminate its existing management agreement with CIT Healthcare LLC, and it is anticipated that the resulting company will be advised by an affiliate of Tiptree.
     Under the agreement, Care has agreed to sell shares to Tiptree upon completion of the Tender Offer. The number of shares to be sold to Tiptree will be at least 4,445,000, subject to upward adjustment (a) to fund the purchase of shares by the Company in the Tender Offer if more than 18 million shares are tendered in the Tender Offer, or (b) at the election of Tiptree, if fewer than 16.5 million shares are tendered in the Tender Offer, in order to give Tiptree ownership of up to 53.4% of the outstanding Care common stock on a fully-diluted basis after taking into account the shares tendered in the Tender Offer. The Transaction is subject to customary closing conditions.
     Care intends to solicit stockholder approval of the issuance of the common stock to Tiptree in the Transaction.
     Torey Riso, the Company’s President and Chief Executive Officer, said, “We are pleased to offer our stockholders with the choice of a near term liquidity opportunity for their Care common stock or an opportunity to continue their investment in our company.”
     Geoffrey Kauffman, Tiptree’s President and Chief Operating Officer, said, “Care is a great addition to the Tiptree family of companies, and we are looking forward to working with the Care team, and Care’s stockholders and joint venture partners.”

Care Investment Trust Inc.
     In connection with the Transaction, the Company intends to file a Proxy Statement with the SEC in connection with our Board’s solicitation of stockholder approval for the issuance of common stock to Tiptree. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE TRANSACTION AND THE DIRECT OR INDIRECT INTERESTS OF OUR BOARD MEMBERS AND EXECUTIVE OFFICERS IN CONNECTION WITH THE TRANSACTION. The Proxy Statement (when it becomes available) may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the Proxy Statement after it is filed with SEC by contacting our Secretary and Chief Compliance Officer, Paul F. Hughes at (212) 771-0505 or in writing to Care Investment Trust Inc., 505 Fifth Avenue, 6th Floor, New York, New York 10017, Attention: Paul F. Hughes, Secretary and Chief Compliance Officer or by accessing the Company’s website at www.carereit.com. Investors and security holders are urged to read the Proxy Statement before making any voting decision with respect to the matters contemplated therein.
     In addition, in connection with the Tender Offer, the Company intends to file with the SEC a Schedule TO which will contain our formal offer to purchase our stockholders common stock in the Tender Offer, and associated transmittal materials. You are urged to read the information in the Schedule TO, and the Offer to Purchase that will be filed therewith, when it becomes available because it will contain important information. As with the Proxy Statement, the Schedule TO, and the Offer to Purchase that will be filed therewith (when they become available), may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the Schedule TO after it is filed with SEC by contacting our Secretary and Chief Compliance Officer, Paul F. Hughes at (212) 771-0505 or in writing to Care Investment Trust Inc., 505 Fifth Avenue, 6th Floor, New York, New York 10017, Attention: Paul F. Hughes, Secretary and Chief Compliance Officer or by accessing the Company’s website at www.carereit.com. Security holders are urged to read the Schedule TO because it will contain important information.
About Care Investment Trust
Care Investment Trust Inc. is a real estate investment and finance company investing in healthcare-related real estate and commercial mortgage debt. It is externally managed and advised by CIT Healthcare LLC, a wholly-owned subsidiary of CIT Group Inc.
About Tiptree Financial Partners, L.P.
Formed in 2007, Tiptree Financial Partners, L.P. is a diversified financial services holding company focused on Insurance, Real Estate, Tax Exempt Finance, Corporate Loans, and Banking and Specialty Finance. It is primarily owned by a diverse group of major financial institutions, and is externally managed by an affiliate.
Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust Inc.’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statement in this release may relate to,

Care Investment Trust Inc.
but are not limited to, statements regarding Care’s ability to consummate, at all or in a timely fashion, the Transaction. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust Inc.’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust Inc.’s Annual Report on Form 10-K, as well as Care Investment Trust Inc.’s Quarterly Reports on Form 10-Q. Care Investment Trust Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION

AT CARE INVESTMENT TRUST:	AT FINANCIAL RELATIONS BOARD:
Torey Riso	Leslie Loyet
President and Chief Executive Officer	Analysts / Investors/Media
(212) 771-9516	(312) 640-6672
torey.riso@carereit.com	lloyet@frbir.com

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